EXHIBIT 99.1

STRYKER ANNOUNCES RESOLUTION RELATED TO

MARCH 2005 U.S. DEPARTMENT OF JUSTICE SUBPOENA

Kalamazoo, Michigan - September 27, 2007 -- Stryker Corporation (NYSE:SYK) announced today that it has reached a resolution with the United States Attorney's office in Newark, New Jersey in connection with its investigation of consulting practices in the orthopaedic industry. The investigation began with a U.S. Department of Justice subpoena issued in March 2005 that requested documents for the period January 2002 through the present relating to "any and all consulting contracts, professional service agreements, or remuneration agreements between Stryker Corporation and any orthopedic surgeon, orthopedic surgeon in training, or medical school graduate using or considering the surgical use of hip or knee joint replacement/reconstruction products manufactured or sold by Stryker Corporation."  The resolution requires the Company's Orthopaedics subsidiary to comply with certain standards and procedures in connection with the retention and payment of orthopaedic surgeon consultants related to reconstructive products and the provision of certain benefits to such surgeons.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; and endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit the company web site at www.stryker.com.

Date:    September 27, 2007

Contact:     Dean H. Bergy

                  Vice President and Chief Financial Officer

                  269/385-2600